BTQ TECHNOLOGIES CORP.

ANNUAL INFORMATION FORM

FOR THE YEAR ENDED DECEMBER 31, 2024

GLOSSARY OF DEFINED TERMS

In this Annual Information Form, the following capitalized words and terms shall have the following meanings:

$	Unless otherwise indicated, Canadian dollars.

AIF	This Annual Information Form of the Company for the year ended December 31, 2024.

BTQ	BTQ Technologies Corp.

BCBCA	Business Corporations Act (British Columbia) including the regulations thereunder, as amended.

BCSC	British Columbia Securities Commission.

Board	The board of directors of the Company.

Cboe	Cboe Canada (formerly known as the NEO Exchange Inc.)

CEO	Chief Executive Officer.

CFO	Chief Financial Officer.

Common Shares	Common shares without par value in the capital of the Company.

Company	BTQ Technologies Corp.

Computershare	Computershare Trust Company of Canada.

Governmental Authority	Any (i) international, multinational, national, federal, provincial, state, municipal, local or other governmental or public department, central bank, court, arbitral body, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) subdivision or authority of any of the above, (iii) quasi- governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing, or (iv) stock exchange or securities authorities.

Insider

Means, in relation to the Company:

(a) a director or senior officer of the Company;

(b) a director or senior officer of the corporation that is an Insider or subsidiary of the Company;

(c) a person that beneficially owns or controls, directly or indirectly, voting shares carrying more than 10% of the voting rights attached to all outstanding voting shares of the Company; or

(d) the Company itself if it holds any of its own securities.

Listing Statement	Listing Statement of the Corporation dated February 17, 2023.

NI 51-102	National Instrument 51-102 - Continuous Disclosure Obligations.

person	Any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate group, body corporate, corporation, unincorporated association or organization, Governmental Authority, syndicate or other entity, whether or not having legal status.

Promoter

A person who:

(a) acting alone or in concert with one or more other persons, directly or indirectly, takes the initiative in founding, organizing or substantially reorganizing the business of the Company; or

(b) in connection with the founding, organization or substantial reorganization of the business of the Company, directly or indirectly receives, in consideration of services or property or both, 10% or more of a class of the Company's own securities or 10% or more of the proceeds from the sale of a class of the Company's own securities of a particular issue, but does not include a person who:

(c) receives securities or proceeds referred to in paragraph (b) solely

        i) as underwriting commissions, or

       ii) in consideration for property, and

(d) does not otherwise take part in founding, organizing or substantially reorganizing the business.

Equity Incentive Plan	The omnibus equity incentive plan of the Company dated February 17, 2023.

GENERAL

Unless otherwise noted herein, information in this AIF is presented as at December 31, 2024.

In this annual information form, a reference to the "Company", "BTQ", "we", "us", "our" and similar words refer to BTQ Technologies Corp., its subsidiaries and affiliates, or any one of them, as the context requires.

CURRENCY AND EXCHANGE RATE INFORMATION

In this AIF, otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars. All references to "dollars", "$" or "C$" are to Canadian dollars, all references to "US$" are to United States dollars.

On December 31, 2024, the daily exchange rate as quoted by the Bank of Canada was US$1.00 = C$1.4389

STATEMENT REGARDING FORWARD LOOKING INFORMATION

This AIF contains forward-looking information within the meaning of applicable Canadian securities legislation with respect to the Company and its subsidiaries. Forward looking information may include, but is not limited to: information with respect to amounts and use of available funds; anticipated developments in operations in future periods; planned asset acquisitions; future business operations; the adequacy of financial resources; the costs and timing of development of the Company's business; the costs, timing and receipt of approvals, consents and permits under applicable legislation; executive compensation approaches and practices; the growth of the quantum technology and security market; the future applications of Company products; the timeline for a quantum computer hitting the market; the use of Company office space; the development of and applicability of quantum technologies; the commercialization of the Company's intellectual property; the general adoption of quantum technologies; the Company's research and development plan; the results from Company research and development; future intellectual property registrations of the Company; the future availability of Company products; and the composition of directors and committees.

Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words and phrases such as "will", "may", "is expected to", "anticipates", "estimates", "intends", "plans", "projection", "could", "vision", goals", "objective" and "outlook") are not historical facts and may be forward-looking and may involve estimates, assumptions and uncertainties which could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. In making these forward-looking statements, the Company has made certain assumptions, as contemplated below.

Forward-looking information involves known and unknown risks, uncertainties and other factors which may cause actual events or results to differ from those expressed or implied by the forward-looking information, including, without limitation:

● the performance of the Company's business and operations;

● the intention to grow the Company's business and operations;

● the introduction and continued offering of services and product features;

● the market for the Company's products and services and competitive conditions;

● the Company's pricing and revenue models;

● the future liquidity and financial capacity;

● the treatment of the Company and its subsidiaries under government regulatory and taxation regimes;

● the Company's intellectual property;

● the Company's ability to operate in certain markets;

● the Company's ability to meet current and future obligations;

● the Company's ability to obtain services in a timely manner or at all;

● the Company's ability to obtain financing on acceptable terms or at all;

● the Company's targeted business milestones and related timelines and costs; and

● expectations of the blockchain, quantum computing and cryptocurrency markets and associated regulations;

The above list is not exhaustive of factors that may affect any of the forward-looking information contained in this AIF. Although the Company has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such information. Forward-looking information involves statements about the future and is inherently uncertain, and the actual achievements of the Company or other future events or conditions may differ materially from those reflected in the forward-looking information due to a variety of risks, uncertainties and other factors, including, without limitation, those referred to in this AIF under the heading "Risk Factors" and elsewhere in this AIF. Forward-looking information contained in this AIF is based on the beliefs, expectations and opinions of management of the Company on the date the statements are made, and the Company does not assume any obligation to update forward-looking information, whether as a result of new information, future events or otherwise, other than as required by applicable law. In making the forward-looking statements in this AIF, the Company has applied several material assumptions which may prove to be inaccurate, including, but not limited to, the assumptions that any financing needed to fund the operations of the Company will be available on reasonable terms. Other assumptions are discussed throughout this AIF and, in particular in the "Risk Factors" section of this AIF. For the reasons set forth above, prospective investors should not place undue reliance on forward-looking information.

CORPORATE STRUCTURE

Name, Address and Incorporation

BTQ Technologies Corp. (previously known as Sonora Gold & Silver Corp.) was incorporated on November 23, 1983 under the Business Corporations Act (British Columbia) as "Southern Star Resources Ltd." On February 17, 2023, the Company acquired 100% of the issued and outstanding securities of BTQ AG, a Liechtenstein entity, pursuant to a "reverse takeover transaction" whereby BTQ AG became a wholly owned subsidiary of the Company (the "Transaction") and the Company changed its name from "Sonora Gold & Silver Corp." to "BTQ Technologies Corp.".

The Company's corporate headquarters is located at 16-113 555 Burrard Street, Vancouver, British Columbia, Canada, V7X 1M8 and its registered office is located at 25th Floor, 700 West Georgia Street, Vancouver, British Columbia, Canada, V7Y 1B3.

Intercorporate Relationships

The following diagram sets out the intercorporate relationships among the Company's material subsidiaries as of the date of this AIF, including the percentage ownership of voting securities and the jurisdiction of formation or existence of each subsidiary.

BTQ TECHNOLOGIES CORP. (a British Columbia company)
100%
BTQ AG (a Liechtenstein entity)

GENERAL DEVELOPMENT OF THE BUSINESS

Three-Year History

Prior to the Transaction

BTQ AG was incorporated in the Principality of Liechtenstein on March 26, 2021 by a group of businesspeople and experienced post-quantum cryptographers.

On December 31, 2021, the Company and BTQ entered into a share exchange agreement, which was subsequently amended on April 29, 2022, July 30, 2022, and November 29, 2022.

On September 2, 2022, the Company issued an aggregate of 12,712,500 subscription receipts at a price of $0.40 per subscription receipt for aggregate gross proceeds of $5,085,000. On November 10, 2022, the Company the issued an additional 3,163,750 subscription receipts at a price of $0.40 per subscription receipt for aggregate gross proceeds of $1,265,500. On December 5, 2022, the Company issued an additional 2,225,000 subscription receipts at a price of $0.40 per subscription receipt for aggregate gross proceeds of $890,000. Each subscription receipt automatically converted, with no additional consideration, into one Common Share (as defined below) concurrent with the closing of the Transaction.

On February 17, 2023, the Company closed the Transaction, which included (a) consolidating its common shares on the basis of ten pre-consolidation shares to one post-consolidation share (each post-consolidation share, a "Common Share"); (b) issuing 92,000,000 Common Shares to the former BTQ AG shareholders; and (c) changing its name from "Sonora Gold & Silver Corp." to "BTQ Technologies Corp.".

In connection with the closing of the Transaction, on February 21, 2023, the Company voluntarily delisted its Common Shares from the TSX Venture Exchange and listed its Common Shares on Cboe Canada (formerly known as the NEO Exchange) under the symbol "BTQ".

From Transaction date to current date

On May 3, 2024, the Company entered into a Software License Agreement with ZKP Corp., a Delaware corporation controlled by the COO of the Company, for which the Company received $1,000,000 for the use of its proprietary software and the provision of related services.

On September 9, 2024, the Company issued convertible debt for proceeds of $1,000,000. The convertible debt is non-interest bearing and due on September 9, 2026. At the election of the lender, the principal amount of the debt is convertible into common shares at $0.40 per share.

On July 23, 2024, the Company entered into an agreement for the acquisition of Radical Semiconductor's Processing-in-Memory Technology Portfolio, advancing its Post-Quantum Cryptography capabilities. The integration of Radical's cutting-edge technology is set to enhance BTQ's quantum-secure communications infrastructure and provide substantial growth opportunities in emerging markets such as IoT, financial services, blockchain, and government sectors.

On November 8, 2024, the Company issued convertible debt for proceeds of $500,000. The convertible debt is non-interest bearing and due on November 14, 2026. At the election of the lender, the principal amount of the debt is convertible into common shares at $0.40 per share.

On December 19, 2024, the Company issued 3,355,704 common shares at $2.98 per share for gross proceeds of $10,000,000 pursuant to a brokered listed issuer financing exemption ("LIFE") offering. In connection with the financing, the Company incurred share issuance costs of $860,833 and issued 167,785 agent's warrants exercisable at $4.09 per common share expiring on December 19, 2029.

On December 24, 2024, the Company issued 3,750,000 common shares pursuant to the conversion of $1,500,000 in convertible debt.

On January 3, 2025, the Company entered into an agreement to acquire intellectual property from Cimtech Technology Co., Ltd., an innovator in memory technology and computing-in memory ("CIM") solutions. This strategic acquisition enhances the Company's capabilities in post-quantum cryptography and quantum-secure communication technologies.

Significant Acquisitions

The Company has not completed any significant acquisitions during its most recently completed financial year and for which disclosure is required under Part 8 of NI 51-102.

DESCRIPTION OF BUSINESS

General

BTQ is a British Columbia corporation founded by a group of businesspeople and experienced post- quantum cryptographers with an interest in addressing the urgent security threat that a large-scale universal quantum computer poses to the blockchain network, where several potential quantum attack vectors may compromise the network. This paradigm shift requires a new direction in cryptography and blockchain design. BTQ is building a portfolio of intellectual property to safeguard the crypto asset class with energy efficient quantum processes and currently holds several patent applications for generating quantum algorithms. In addition to blockchain applications, the derived intellectual property the Company is building covers a wide range of mission-critical applications, including defense, financial services, insurance, and IoT devices.

Quantum computers can take a very large integer and find out its prime factor extremely rapidly by using Shor's algorithm. Theoretically, a universal large-scale quantum computer could be used to disrupt cryptocurrencies, break into digital wallets, and access and decrypt confidential communications. Ethereum and Algor, two of the most technologically advanced cryptocurrencies, announced plans to transition to post-quantum standards.

BTQ has strategically established a branch office in Taipei, Taiwan, home to the most advanced hardware and post-quantum ecosystems. The Taipei engineering office will focus on research and development related to post-quantum cryptography, eco-friendly proof of work proving, and formal verification within smart contracts platforms.

BTQ is listed on the Cboe Canada Exchange (previously known as the NEO Exchange) (the "Cboe") under the symbol "BTQ", the OTCQX under the symbol "BTQQF" and the Frankfurt Stock Exchange under the symbol "NG3".

As a research-based company, BTQ Technologies Corp. is building a patent portfolio based on the research undertaken in its Canada, Australia, and elsewhere.

The Company intends to commercialize this intellectual property by way of software and hardware products, licensing agreements, as well as service contracts with large entities in the finance and technology sectors who will hire the Company as a third-party service provider when transitioning from current cryptography standards to post-quantum encryption.

Principal Products or Services

BTQ has one reportable operating segment, research and development, which has two principal areas of focus: hardware and software. Currently, BTQ has no commercial productions and is in the early stages of developing its proprietary hardware and software. In the near term for its hardware program, BTQ is planning to continue to develop its mixed-signal computing technology hardware. In the near term for its software program, BTQ is planning to research and develop a proprietary zero-knowledge proof programming language and compiler and BTQ's signature post-quantum Blockchain compression algorithm. In the long term, BTQ is planning to research and develop a formal verification programming language for use in application development.

Research and Development related to Hardware Products and Services

BTQ was engaged in the first phase of research of a proof of concept integrated circuit chip application (the "Computer Chip") with respect to a Compute-in-Memory ("CIM") implementation of a quantum-resistant hash function. Such research was in collaboration with ITRI with a tapeout submitted to Taiwan Semiconductor Manufacturing Company Limited ("TSMC") for production with initial results expected in the near-term. Since entering into the ITRI Mixed-Signal Crypto Accelerator Agreement on March 1, 2022, ITRI and BTQ have been working with TSMC semiconductor fabrication plants in order to bring the Computer Chip into commercialization.

BTQ is also developing a security chip named QCIM, which involves both CIM technology and two post- quantum cryptographic algorithms, namely Kyber and Dilithium. BTQ's goal is to implement fast and efficient post-quantum cryptography (PQC) in hardware for blockchain and non-blockchain applications. BTQ is using a combination of in-house and subcontracted research in the development of QCIM, with the relevant outside party being CimTech (see material contracts summary below). QCIM is currently in a preliminary research and development phase, and is expected to be ready for commercialization by the end of 2025 or early 2026.

Cryptographically Agile Secure Hardware ("CASH")

CASH is a Post-Quantum Cryptography Accelerator product that is compact, energy-efficient, and powerful enough to fit into low-power devices like smart cards. The technology can handle both new PQC methods and traditional encryption methods (like AES and RSA). This means fewer chips are needed, which saves space, reduces power consumption, and cuts costs. CASH Technology is being developed by building on the patents that were acquired from Radical Semiconductor ("Radical"). Key members of the Radical team are working on the technology within BTQ with the first proof of concept expected in the first half of 2026.

Research and Development related to Software Products and Services Software

Post-quantum Digital Signature Compression Algorithm

BTQ's proprietary post-quantum digital signature compression algorithm (the "Post-quantum Digital Signature Compression Algorithm"), which builds upon the foundation of BTQ's patents, aims to provide post-quantum scaling and supplemental services to existing blockchains by increasing transaction speeds and efficiency, lowering transaction costs and providing greater security. Scaling solutions relate to software deployed on existing blockchains to improve the transactional speed and lower transaction costs associated with user transactions. For example, several of Ethereum's scaling solutions improve its transactional efficiency by collecting transactions from multiple users and publishing a set of transactions to the Ethereum blockchain as a single transaction. This improves the speed and cost at which users transact over the network by increasing the number of transactions that get published in a block and distributing the cost of a single transaction across a group of users. Post-quantum signatures are digital signatures that are specifically designed to withstand attacks from quantum computers. The Post-quantum Digital Signature Compression Algorithm aims to protect users from attacks by both classical and quantum computers, thus offering two distinct advantages of scalability and security. Currently, the Post-quantum Digital Signature Compression Algorithm is in its development phase.

On August 14, 2022, BTQ filed a patent application in Europe for the application entitled "Improved Blockchain System and Method", which protects a method of aggregating two or more digital signatures together into a blockchain block, wherein the signature scheme is the Falcon signature scheme. This additional patent application, once registered, will complement BTQ's existing patents by protecting the underlying intellectual property which increases the range of services that BTQ anticipates providing. These services now include methods for authenticating, encrypting, and decrypting information in a quantum-safe manner and reducing the space required to transmit and store quantum-resistant digital signatures. All research and development related to the Post-quantum Digital Signature Compression Algorithm is being done in-house.

Quantum Proof-of-Work Mining

The other branch of BTQ's software arm is currently conducting research as to the general viability of applications of quantum computing to blockchain environments. On March 9, 2022, BTQ entered into the Macquarie Research Agreement with Macquarie University to research whether quantum computers could be used to perform proof-of-work proving for blockchain-based technologies and how such proof-of-work proving would be completed in a commercialized setting. BTQ has determined that one such direction is developing a quantum-proving algorithm to replace existing proving algorithms such as SHA-256, which is the cryptographic hash function which blockchain miners must solve in order to produce a new block on the blockchain. A quantum-proving algorithm can be used in the transition from classical-computing to quantum computing, allowing both types of computers to simultaneously partake in the proving process.

The research into creating a quantum proof-of-work proving infrastructure is in its preliminary phases and therefore the principal steps required for BTQ to commercialize such research have not yet been ascertained with certainty. However, if BTQ determines through its research and research partners that quantum- computing applications can be applicable to blockchain environments, BTQ anticipates it will need to develop proof-of-work proving-specific code and undertake significant platform research and development before the product would be commercially available.

Other Software Developments

Zero-Knowledge Programming Language and Compiler (Keelung)

On March 2, 2023, the Company announced the alpha release of Keelung, a domain-specific language designed for fast, private, and secure application development. Based on research in the field of post- quantum zero-knowledge cryptography, Keelung will empower developers to create secure and reliable post-quantum zero-knowledge proofs without the need for specialized cryptography skills. Both Keelung and its compiler have been implemented in Haskell, enabling developers to produce high-level zero- knowledge proofs protected by Haskell's type system while leveraging Haskell's extensive ecosystem and tooling. Keelung will be 100% open-source, allowing for transparency, collaboration, and community- driven development.

The Company is currently maintaining the open-source version of the product which was released to the public during Q4 2023. The Company is expanding backend integrations, which is expected in the last half of 2025, and working on providing support for targeting multiple proving systems (e.g. PLONK-based and STARK based).

Production and Services

Currently, BTQ has no commercial production and is in the research and development stages of advancing its proprietary hardware and software. Upon the successful conclusion of BTQ's research and development activities, BTQ will be relying on a hybrid model of producing, with respect to its software division, post- quantum blockchain infrastructure, zero-knowledge software tools and verifiable scripting products internally, while at the same time engaging certain preferred subcontractors to execute BTQ's proving hardware manufacturing contracts and research related to quantum proof-of-work with respect to in its hardware division.

Specialized Skills and Knowledge

BTQ relies on the specialized skill and knowledge of its employees and certain subcontractors for its research and development activities. In particular, team members must have expertise in quantum computing, blockchain systems, computer component manufacturing, regulatory systems, and software development.

Competitive Conditions

BTQ protects its brand and the intellectual property related to its hardware and software programs through a collection of trademark applications and patent applications in Canada, the United States and Europe and other registered intellectual property protections. As BTQ generates new data and further develops its proprietary intellectual property, it will expand its registrations throughout the development program and continue to take all the necessary steps to protect their intellectual property.

Quantum Computing

Large publicly-traded quantum companies exist in the quantum computing space, including: D-Wave Systems (NYSE: QBTS), IONQ (NYSE: IONQ) and Arqit Quantum (NASDAQ: ARQQ). However, these companies are not direct competitors of BTQ as their main goal is to build a commercial quantum computer with real-world useability. These companies are capital intensive and therefore well funded by both institutional investors and governments alike. The valuations of these companies range from US$50 million to over US$1 billion.

With this surge in funding and general investor interest and excitement in the industry, several companies are emerging in the post-quantum security space. There are various companies that try to tackle the same global problem as BTQ: getting today's infrastructure secured for the quantum revolution, however, the approaches vary widely based on cryptographic techniques, as well as end uses served and therefore is not a winner takes all market. In fact, other companies operating directly in the space may offer potential collaboration opportunities.

PQ Shield, for example, describes itself as "a post-quantum cryptography (PQC) company contributing to the global standards and core technologies to power the future security layer of the world's leading organizations. Its quantum-secure cryptographic solutions work with companies' legacy systems to protect sensitive data now and for years to come". PQ Shield mainly serves the defense and infrastructure, IoT and OEM markets.

Additionally, ISARA Corporation provides security solutions specializing in cryptographic risk management and in creating crypto-agile and quantum-safe security solutions for today's information technology ecosystems. ISARA Corporation broadly targets enterprises and governments. ISARA Corporation raised over $10 million in 2018 to fund its R&D efforts.

To date, BTQ has engaged in key strategic partnerships, notably through the Next Generation Emerging Technologies Graduates Program (NGETGP) in collaboration with CSIRO and top Australian universities. Additionally, BTQ is involved in developing open-source quantum computing software in partnership with the Australian Quantum Software Network (AQSN), enhancing its capabilities in quantum software development to further enhance collaboration opportunities. BTQ's publication of the "Proof-of-Work Consensus by Quantum Sampling" paper also enhances its competitive position by demonstrating real- world use cases for quantum computers much sooner than previously anticipated by the quantum industry.

Blockchain

In the blockchain space, large technology companies are building their own secured blockchains. For example, IBM offers blockchain services that help secure multiple aspects of critical industries like supply chains, banking, healthcare, and government. The goal of these blockchains is usually to streamline and scale processes in a secure manner. For example, SandboxAQ, an enterprise SaaS company, provides solutions at the nexus of AI and Quantum technology (AQ) to address some of the world's most challenging problems.

There are additional "public blockchain" protocols implementing post-quantum cryptography in blockchain environments. Algorand, a Proof-of-Stake cryptocurrency protocol, is focusing on integrating post- quantum cryptography to fortify their cross-chain applications in an effort to withstand attacks by sufficiently large quantum computers that try to alter the state of the blockchain. Starkware is another competitor who is preparing to defend against the growing threat of quantum computers. In 2018 Starkware raised $30M to build technology to improve blockchain scalability and security. zkSync is another competitor who is trying to improve blockchain scalability but is not aligned with BTQ's post-quantum security mission.

BTQ differentiates itself from its competitors with its work at the intersection of NIST standardised post- quantum cryptographic algorithms and blockchain. The Company works on developing next-generation cryptographic primitives like zero-knowledge cryptography to achieve advanced security and efficiency, which is novel in the space.

Post Quantum Cryptography

The global quantum cryptography market size was valued at over US$200 million in 2022 and is expected to grow at a CAGR of 22.6%, reaching over US$2,300 million by 2033. Primary competitors and market participants in the security hardware industry are those who develop and manufacture security chips. United Kingdom-based PQShield is a company focusing on post-quantum security intellectual property. BTQ's unique products, such as PQScale, Keelung, Kenting, and QCIM address different aspects of the quantum problem. By building tightly integrated solutions from hardware to software, the company sets itself apart from competitors by offering a full-stack service for post-quantum cryptography.

BTQ has engaged in several strategic collaborations to improve its competitive position. Notably, its partnership with Hon Hai Research Institute (part of Foxconn) aims to promote the standardization of PQC, thereby leading advancements in quantum-safe cryptography. The collaboration with ITRI and the development of quantum computation in memory technology for the Kyber algorithm are also significant, as they enhance BTQ's capabilities in providing secure and efficient PQC solutions.

Products

Cryptographically Agile Secure Hardware ("CASH")

CASH is a Post-Quantum Cryptography Accelerator product that is compact, energy-efficient, and powerful enough to fit into low-power devices like smart cards. The technology can handle both new PQC methods and traditional encryption methods (like AES and RSA). This means fewer chips are needed, which saves space, reduces power consumption, and cuts costs. CASH Technology is being developed by building on the patents that were acquired from Radical Semiconductor ("Radical"). Key members of the Radical team are working on the technology within BTQ with the first proof of concept expected in the first half of 2026.

Keelung

As described previously in this AIF, on March 2, 2023, the Company announced the alpha release of Keelung, a domain-specific language designed for fast, private, and secure application development. Both the Keelung language and compiler are open source under the Apache 2.0 License. Further developments have been made to the language, primarily for increasing support for efficient operations over post-quantum cryptographic primitives.

PQScale

We have made significant progress on PQScale, our quantum-resistant blockchain scaling solution that leverages zero-knowledge proofs to accelerate transactions and reduce costs. PQScale continues to evolve and deliver new services. We have been working on PQScale under several grants to integrate the technology into several platforms.

Kenting

Kenting remains at the forefront of specialized hardware development for post-quantum zero-knowledge proving. Our team has continued to innovate and refine our hardware solution, resulting in faster and more seamless service. The latest generation of Kenting hardware offers increased computational power, improved scalability, and enhanced reliability. We are currently looking to make the latest generation of Kenting hardware available on AWS EC2 F1 instances.

QByte

QByte continues to serve as a valuable resource for industry professionals, researchers, and enthusiasts, offering comprehensive coverage and analysis of the rapidly evolving quantum computing landscape. It is available to use online free of charge, and at this time no further development or commercialization of the products is being planned.

Preon

Preon is a post-quantum signature scheme developed by BTQ Technologies Corp. that has been selected as a candidate in the NIST Post-Quantum Cryptography Standardization Process. It is characterized by its small key size, rapid key generation, minimal assumptions, and flexible functionality, making it resistant to potential threats from both classical and quantum computers. Preon has been selected by NIST in the first round (additional signatures) for its post-quantum cryptography standardization process. BTQ anticipates further optimization of Preon in the coming months, as the current reference implementation's performance data is meant for expository purposes and not indicative of the scheme's potential in practice.

QPoW

Boson Sampling is a non-universal NISQ-era architecture for optical quantum computing with comparatively straightforward engineering requirements - a passive optical interferometer with photon sources and photo-detectors. Since it is a highly restricted problem, its utility has been questioned for several years. Recently, boson samplers were demonstrated to have outperformed an equivalent classical simulation by orders of magnitude. BTQ researchers have demonstrated the applicability of boson sampling to the problem of proof-of-work (PoW), a distributed algorithm used in blockchain protocols such as Bitcoin. Classical algorithms are known for their computationally intensive inverse-hashing problems that consume vast amounts of power, bringing blockchain technology under major criticism. In BTQ's QPoW protocol, this energy-intensive inverse hashing problem is substituted with one based on boson sampling. Each classical node is replaced by a quantum counterpart, where light sources are passed through an interferometer, and the output configuration is detected. Since the output configuration is inherently random, several samples are collected and the data is manipulated to reach consensus using different binning strategies. This protocol has demonstrated that a blockchain network comprising quantum nodes performing QPoW can achieve the same outcome (distributed consensus) using orders of magnitude less energy than a corresponding network of classical simulators. QPoW has an initial prototype, BTQ is looking for commercialization partners and licensing partners.

QRiNG

QRiNG operates through Quantum Consensus Networks (QCNs) that achieve full peer-to-peer connectivity via Quantum Key Distribution (QKD). Consensus is achieved through the majority consistency of pairwise QKD bit-strings, where nodes verify each other, and an honest majority determines network connectivity. Quantum Consensus Networks (QCNs) utilize quantum-enabled nodes to achieve consensus on generating certifiable quantum randomness, a vital resource for cryptography and many other applications. QRiNG harnesses the randomness from QCNs, which act as quantum random oracles, injecting entropy into global keys using entropy addition. This process enables classical Distributed Consensus Networks (DCNs) to reach quantum-grade random consensus. QRiNG is in the early research and development stage.

Components

BTQ's hardware and software programs are still in their preliminary stages of research and development. As such, it is not yet possible to determine exactly what components or raw materials will be required, or what their pricing, availability and sources will be.

Intellectual Property

The Company protects its intellectual property through various strategies, including non-disclosure agreements and applying for patents, when appropriate. Currently, the Company has the following patents and patent applications.

Current Patents
Name	Jurisdiction/s	Application No. (Patent No., if different than Application No.)	Status
A SYSTEM AND METHOD FOR QUANTUM-SAFE AUTHENTICATION, ENCRYPTION AND DECRYPTION OF INFORMATION	Canada	CA 3078558	Expiring 8 October 2038*
	Europe	EP 18800260.4 (EP 3692681)	Expiring 8 October 2038*
	Great Britain	EP 3692681	Expiring 8 October 2038*
	Unitary Patent	EP 3692681	Expiring 8 October 2038*
	United States	US 16/754,055 (US 11477017)	Expiring 8 October 2038*
	United States	US 17/930,681 (US 11991275)	Expiring 17 December 2038*
Pending Patents
IMPROVED BLOCKCHAIN SYSTEM (POST-QUANTUM AGGREGATE SIGNATURES) AND METHOD	United States	US 19/103296	Pending
	Canada	To be confirmed	Pending
	Europe	EP 23754332.7	Pending
	Australia	To be confirmed	Pending
	China	To be confirmed	Being filed on April 14, 2025
	Japan	To be confirmed	Pending
IMPROVED BLOCKCHAIN SYSTEM AND METHOD (DELAYED PROOF OF VALIDITY)	International/PCT	PCT/EP2023/086754	Pending (application will expire 19 June 2025, when national applications will be filed)

IMPROVED BLOCKCHAIN SYSTEM AND METHOD (QUANTUM ANALOGUES OF PROOF OF WORK SCHEMES)	International/PCT (National Office below)	PCT/EP2024/064555	Pending (application will expire by 27 November 2025, when national applications will be filed)
	Europe	EP 23175874.9	Pending
QUANTUM RANDOM NUMBER GENERATOR (QRNG)	Europe	EP 24199620.6	Pending
NON-VOLATILE STORAGE OF SECURE DATA IN 6T SRAM CELLS USING HOT CARRIER INJECTION	United States	US 18/302,667	Pending
HIGH-RELIABILITY PROCESSING-IN-MEMORY WITH TRANSPOSE SUPPORT USING SPLIT-6T SRAM	United States	US 18/302,674	Pending
IN-MEMORY HIGH PARALLELISM BIT-SERIAL POLYNOMIAL MULTIPLICATION	United States	US 18/302,679	Pending
IN-MEMORY REDUNDANT BINARY ARITHMETIC ON WIDE BITWIDTH INTEGERS	United States	18/302,684	Pending

Note: * All expiry dates are subject to payment of periodic patent annuity fees.

Cycles

BTQ does not expect the development of its proprietary hardware and software to be subject to cyclical or seasonal forces.

Economic Dependence

As of the current reporting period, BTQ does not possess any contracts upon which its business is substantially dependent. This absence is attributed to the Company being in the research and development stage, where the Company's primary focus lies in the exploration and advancement of innovative solutions. Consequently, there are no prevailing contracts in place for the sale of a significant portion of Company's products or services, nor for the acquisition of substantial requirements of goods, services, or raw materials. Furthermore, The Company does not currently hold any franchise, license, or other agreements pertaining to the use of patents, formulas, trade secrets, processes, or trade names that are indispensable to its operations. Given Company's developmental status, the Company's business remains centred on refining and enhancing its offerings, thereby precluding the existence of contractual dependencies at this juncture.

Changes to Contracts

It is not expected that the business of the Company will be affected by the renegotiation or termination of contracts or sub-contracts in the current financial.

Environmental Protection

In the current financial year and for future years, the Company anticipates no significant financial or operational effects stemming from environmental protection requirements. As BTQ primarily engages in research and development, with a strong focus on the development of hardware and software solutions, the its operations are not subject to substantial environmental compliance obligations. Thus, the Company does not foresee any substantial impact on its capital expenditures, profit or loss, or competitive position as a result of environmental protection requirements. The Company's ongoing efforts center on the advancement of innovative technologies and solutions, and while it remains committed to environmental sustainability, its current business activities and strategic priorities do not expose us to substantial environmental compliance costs or obligations.

Employees

As of BTQs most recent financial year end, it has a total of 27 employees or equivalent.

Foreign Operations

BTQ had strategically established a branch office in Taipei, Taiwan. The Taipei engineering office was focused on research and development related to post-quantum cryptography, eco-friendly proof of work proving, and formal verification within smart contracts platforms until its closure in October 2024. During the 2024, the Company transitioned its research and development activities from Taiwan to Canada and Australia.

BTQ also has a number of consultants working for the Company in Canada, Korea, Hong Kong, United States, Israel, and Australia. The Company also maintains an office space in Sydney, Australia for use by its team of research consultants located there.

Lending and Grants

The Company does not have any dedicated investment policies or investment restrictions.

Bankruptcy and Similar Proceedings

There have been no bankruptcy, receivership, or similar proceedings initiated against the Company or any of its subsidiaries within the three most recently completed financial years, nor during or proposed for the current financial year.

Reorganizations

The Company completed the Transaction in February 2023. See "General Development of Business".

Social and Environmental Risks

The Company does not have any social or environmental policies.

RISK FACTORS

Readers should carefully consider all such risks, which include but are not limited to the following:

General Risks

Limited Operating History

BTQ has a limited history of operations and is in the early stage of development. As such, BTQ will be subject to many risks common to early stage enterprises, including undercapitalization, cash shortages, limitations with respect to personnel, financial and other resources, and lack of revenue. There is no assurance that BTQ will achieve its operating goals. There is no assurance that BTQ will be successful in achieving a return on shareholders' investment and the likelihood of success must be considered in light of its early stage of operations. There can be no assurance that BTQ will be able to earn material revenue or that any of its activities will generate positive cash flow.

Future Capital Requirements and Uncertainty of Additional Funding

The Company may require funding through debt or equity offering for its ongoing and future activities. There can be no assurance that BTQ will be able to obtain adequate financing in the future or that the terms of such financing will be favorable. Failure to obtain additional financing could cause BTQ to reduce or terminate its operations.

If additional funds are raised through further issuances of equity or securities convertible into equity, existing shareholders could suffer significant dilution, and any new equity securities issued could have rights, preferences, and privileges superior to those of other BTQ securityholders. Any debt financing secured in the future could involve restrictive covenants relating to capital raising activities and other financial and operational matters, which may make it more difficult for BTQ to obtain additional capital and to pursue business opportunities.

Operational Reliance on Third-Party Providers

The Company relies upon independent third-party services providers. The Company's operations could be interrupted or impaired if these third-party service providers experience operational or other systems difficulties or failures, terminate their services, or fail to comply with regulations. Replacing vendors or addressing other issues with the Company's third-party service providers could entail significant delay, expense, and disruption of service. As a result, if the third-party service providers experience difficulties, are subject to cybersecurity breaches, or terminate their services and the Company is unable to replace them with other service providers in a timely manner, the Company's operations could be interrupted. If an interruption were to continue for a significant period, the Company's business, financial condition, and results of operations could be adversely affected.

Competition

The Company will compete with other post-quantum cryptography and technology businesses, including other businesses focused on applying post-quantum cryptography to blockchain. Because its industry is evolving and characterized by technological change, it is difficult for the Company to predict whether, when and by whom new competing technologies may be introduced or when new competitors may enter the market. The Company faces increased competition from companies with strong positions in certain markets the Company intends to serve and in new markets and regions it may enter. Many of the Company's competitors have significantly greater financial and other resources than the Company currently possesses and may spend significant amounts of resources to gain market share. The Company cannot assure investors that it will be able to compete effectively against current and future competitors. In addition, increased competition or other competitive pressures may result in price reductions, reduced margins or loss of market share, any of which could have a material adverse effect on the Company's business, financial condition or results of operations. Competitors may be able to respond to new or emerging technologies and changes in customer requirements more effectively than the Company can, or devote greater resources to the development, promotion and sale of products than the Company can. Current and potential competitors may establish cooperative relationships among themselves or with third parties, including through mergers or acquisitions, to increase the ability of their products to address the needs of the Company's prospective customers. If these competitors were to acquire significantly increased market share, it could have a material adverse effect on the Company's business, financial condition or results of operations. The Company's competitors may also establish or strengthen co-operative relationships with systems integrators, third-party consulting firms or other parties with whom the Company has relationships, thereby limiting its ability to promote its products.

If the Company is not able to differentiate our business from those of our competitors, drive value for customers or effectively align its financial and operations resources with its goals and objectives, it may not be able to compete effectively against its competitors. If the Company fails to compete effectively against its competitors, its business and profitability may be adversely affected.

Compliance and Risk Management Programs

The Company's ability to comply with applicable laws and rules will be largely dependent on the establishment and maintenance of compliance, review, and reporting systems, as well as the ability to attract and retain qualified compliance and other risk-management personnel, as needed. The Company cannot provide any assurance that its compliance policies and procedures will be effective or that it will be successful in monitoring or evaluating its risks. If there is any alleged non-compliance with applicable laws or regulations, The Company could be subject to investigations and judicial or administrative proceedings that may result in substantial penalties or civil lawsuits for damages, restitution or other remedies, which could be significant. Any of these outcomes, individually or together, may materially and adversely affect BTQ's reputation, financial condition and valuation, and the value of its Common Shares.

Unexpected Market Disruptions

The Company may incur major losses in the event of disrupted markets and other extraordinary events in which market behavior diverges significantly from historically recognized patterns. The risk of loss in such events may be compounded by the fact that, in disrupted markets, many positions may become illiquid, making it difficult or impossible to close out positions against which markets are moving. Market disruptions caused by unexpected political, military and terrorist events, or other factors, may from time to time cause dramatic losses for BTQ.

Dependence on Key Personnel

The success of BTQ will, in part, be dependent upon the skill, judgment, industry relationships and expertise of the Board and management. The loss of a director or key management personnel may materially and adversely affect the business of BTQ. There can be no assurance that these individuals will continue to be employed by, or remain involved with, BTQ for a particular period of time.

Market Risk for Securities

There can be no assurance that an active trading market for BTQ's shares will be sustained. The market price for the Company's Common Shares may be subject to wide fluctuations. Factors such as government regulation, price fluctuations, share price movements of peer companies and competitors, as well as overall market movements, may have a significant impact on the market price of BTQ's securities. The stock market has from time to time experienced extreme price and volume fluctuations, which have often been unrelated to the operating performance of particular companies. Market forces may render it difficult or impossible for BTQ to secure purchasers to purchase its securities at a price which will not lead to severe dilution to existing shareholders, or at all. In addition, shareholders may realize less than the original amount invested on dispositions of their Common Shares during periods of such market price decline.

Foreign Exchange Risk

The Company is a Canadian company, and most of its expenses and fundraising is done in Canadian dollars, however, its operations are predominantly denominated in U.S. dollars. As a result, the Company is subject to foreign exchange risks relating to the relative value of the U.S. dollar as compared to the Canadian dollar. A decline in the U.S. dollar could result in a decrease in the real value of the Company's revenues and adversely impact financial performance.

Tax

No assurance can be given that new taxation rules will not be enacted or existing rules will not be applied in a manner which could result in BTQ being subject to additional taxation or which could otherwise have a material adverse effect on BTQ's results from operations and financial condition.

Litigation

BTQ may be subject to litigation arising out of, or related to, its operations. Damages claimed under such litigation may be material, and the outcome of such litigation may materially impact BTQ's operations and the value of its Common Shares. While BTQ expects to assess the merits of any lawsuits and defend such lawsuits accordingly, it may be required to incur significant expense or devote significant financial resources to such defenses. In addition, the adverse publicity surrounding such claims may have a material adverse effect on BTQ's operations and its Common Shares.

Investment Risk

There is no assurance that BTQ will achieve its investment objective. An investment may not earn any positive return and may result in the loss of some or all of the capital invested.

Ability to Generate Profits

There can be no assurance that BTQ will generate net profits in future periods. Further, there can be no assurance that BTQ will be cash flow positive in future periods. In the event that BTQ fails to achieve profitability in future periods, the value of the Common Shares may decline. In addition, if BTQ is unable to achieve or maintain positive cash flows, BTQ would be required to seek additional funding, which may not be available on favourable terms, if at all. This risk is a factor which indicates a material uncertainty that may cast significant doubt on the Company's ability to continue as a going concern.

Management of Growth

The Company has recently experienced, and may continue to experience, growth in the scope of its operations. This growth has resulted in increased responsibilities for BTQ's existing personnel, the hiring of additional personnel and, in general, higher levels of operating expenses. In order to manage its current operations and any future growth effectively, BTQ will need to continue to implement and improve its operational, financial and management information systems, as well as hire, manage and retain its employees and maintain its corporate culture including technical and customer service standards. There can be no assurance that BTQ will be able to manage such growth effectively or that its management, personnel or systems will be adequate to support BTQ's operations.

Reliance on Key Personnel

BTQ's future growth and its ability to develop depend, to a significant extent, on its ability to attract and retain highly qualified personnel. The Company will rely on a limited number of key employees, consultants and members of senior management and there is no assurance that BTQ will be able to retain such key employees, consultants and senior management. The loss of one or more of such key employees, consultants or members of senior management, if not replaced, could have a material adverse effect on BTQ's business, financial condition and prospects.

Dividends

BTQ does not currently have plans to pay regular dividends on its Common Shares. Any declaration and payment of future dividends to holders of Common Shares will be at the sole discretion of BTQ Board and will depend on many factors, including the financial condition, earnings, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations of BTQ that BTQ Board deems relevant. Shareholders of BTQ may not receive funds without selling their Common Shares.

Business and Industry Risks

Regulatory Risks.

Due to their global nature, blockchain-related technologies and encryption-related technologies are subject to regulatory fragmentation due to different treatment depending on jurisdiction. Certain governments have categorized certain blockchain technologies as illegal, while others have embraced their utility and have approved them for trade. Ongoing and/or future regulatory actions may have a substantial impact on BTQ's business operations.

The activities of the Company may be subject to regulation by governmental authorities. Achievement of the Company's business objectives are contingent, in part, upon compliance with regulatory requirements enacted by these governmental authorities and obtaining all regulatory approvals, where necessary, for the sale of its products. The Company cannot predict the time required to secure all appropriate regulatory approvals for its products, or the extent of testing and documentation that may be required by governmental authorities. Any delays in obtaining, or failure to obtain regulatory approvals would significantly delay the development of markets and products and could have a material adverse effect on the business, results of operations and financial condition of the Company. The effect of future regulatory change could materially and adversely affect the Company.

Reliance on Internally & Externally Built Software, Data and Intellectual Property

BTQ's business is dependent on internally and externally developed software, data, and intellectual property. Its operations may be severely and adversely affected by the malfunction of such technology.

Failure to protect the Company's intellectual property could harm its ability to compete effectively. The Company is highly dependent on its ability to protect its proprietary technology. The Company intends to rely on a combination of copyright, trademark and trade secret laws, as well as non-disclosure agreements and other contractual provisions to establish and maintain its proprietary rights. The Company intends to protect its rights vigorously. However, there can be no assurance that these measures will, in all cases, be successful. Enforcement of the Company's intellectual property rights may be difficult, particularly in some nations outside of North America in which the Company may seek to market its products. While U.S. and Canadian copyright laws, international conventions and international treaties may provide meaningful protection against unauthorized duplication of software, the laws of some foreign jurisdictions may not protect proprietary rights to the same extent as the laws of Canada or of the United States. The absence of internationally harmonized intellectual property laws makes it more difficult to ensure consistent protection of the Company's proprietary rights. Software piracy has been, and is expected to be, a persistent problem for the software industry, and piracy of the Company's products represents a loss of revenue to the Company. Despite the precautions the Company may take, unauthorized third parties, including its competitors, may be able to: (i) copy certain portions of its products; or (ii) reverse engineer or obtain and use information that the Company regards as proprietary. Also, the Company's competitors could independently develop technologies that are perceived to be substantially equivalent or superior to the Company's technologies. The Company's competitive position may be materially adversely affected by its possible inability to effectively protect its intellectual property.

Banks Accounts and Services

A number of companies that provide blockchain-related services have been unable to find banks that are willing to provide them with bank accounts and banking services. Similarly, a number of such companies have had their existing bank accounts closed by their banks. Banks may refuse to provide bank accounts and other banking services to blockchain-related companies, or companies that accept digital assets, for a number of reasons, such as perceived compliance risks or costs.

Insurance

BTQ intends to insure its operations in accordance with technology industry practice. However, given the novelty of digital assets and associated businesses, such insurance may not be available, may be uneconomical for BTQ, or the nature or level may be insufficient to provide adequate insurance cover. The occurrence of an event that is not covered or fully covered by insurance could have a material adverse effect on BTQ.

Cybersecurity Risks

Cyber incidents can result from deliberate attacks or unintentional events, and may arise from internal sources (e.g., employees, contractors, service providers, suppliers and operational risks) or external sources (e.g., nation states, terrorists, hacktivists, competitors and acts of nature). Cyber incidents include unauthorized access to information systems and data (e.g., through hacking or malicious software) for purposes of misappropriating or corrupting data or causing operational disruption. Cyber incidents also may be caused in a manner that does not require unauthorized access, such as causing denial-of-service attacks on websites (e.g., efforts to make network services unavailable to intended users). A cyber incident that affects BTQ might cause disruptions and adversely affect its business operations, and might also result in violations of applicable law (e.g., personal information protection laws), each of which might result in potentially significant financial losses and liabilities, regulatory fines and penalties, reputational harm, and reimbursement and other compensation costs. In addition, substantial costs might be incurred to investigate, remediate and prevent cyber incidents.

Enforcement of Judgments Against Foreign Persons

BTQ was incorporated under the Personen- and Gesellschaftsrecht in the Principality of Liechtenstein, and most of its operations are currently located in Liechtenstein and Taipei. Investors should be aware that some of the directors and officers of BTQ will be located outside of Canada and, as a result, it may be difficult to enforce a Canadian court judgment based upon the civil liability provisions of Canadian securities laws against BTQ or any of these persons in a Canadian or Liechtenstein court, or to affect service of process upon these persons in Canada. All or a substantial portion of the assets of these persons are likely to be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against such persons in Canada or to enforce a judgment obtained in Canadian courts against such persons outside of Canada. Also, if Canadian law is found to be applicable to a claim which the Liechtenstein or Taipei court can and is prepared to hear, the content of applicable Canadian law must be proved as a fact by expert witnesses, which can be a time‐consuming and costly process. If proceedings were to be brought in Liechtenstein or Taipei, all procedural matters may be required to be governed by Liechtenstein or Taipei law. Additionally, it may be difficult for an investor, or any other person or entity, to assert Canadian securities law claims in original actions instituted in Liechtenstein or Taipei.

DIVIDENDS

The Company has not declared or paid any cash dividends on its securities since the completion of the Transaction. The Company currently intends to retain any future earnings to fund the development and growth of its business and/or to pay down debt and do not currently anticipate paying dividends on the subordinate voting shares. Any determination to pay dividends in the future will be at the discretion of the Board and will depend on many factors, including, among others, the Company's financial condition, current and anticipated cash requirements, contractual restrictions and financing agreement covenants, solvency tests imposed by applicable corporate law and other factors that the Board may deem relevant.

DESCRIPTION OF CAPITAL STRUCTURE

Common Shares

The Company is authorized to issue an unlimited number of Common Shares, of which there are 131,833,688 issued and outstanding as of the date of this AIF. Each Common Share entitles the holder thereof to one vote per Common Share at meetings of the shareholders of the Company, to receive dividends if, as and when declared by the board of directors of the Company and to receive pro rata the remaining property and assets of the Company upon its dissolution or winding-up. Shareholders have no pre-emptive rights, subscription or conversion rights.

All Common Shares are of the same class with equal rights and privileges. Shares are not subject to future calls or assessments. The Corporation may issue additional Shares and options therefore from time to time on terms and conditions acceptable to the directors.

Warrants

As at the date of this AIF, the Company has 167,785 Common Share purchase warrants outstanding, exercisable to purchase Common Shares for $4.09 per Common Share until December 19, 2029.

Options

The Company has a "rolling" long-term omnibus equity incentive plan ("Omnibus Plan"), which was recently reapproved by shareholders at the Company's 2023 annual general meeting held on August 30, 2023. The Omnibus Plan provides flexibility to the Company to grant equity-based incentive awards in the form of the Company's options ("Options"), restricted share units ("RSUs"), preferred shared units and deferred share units.

The Omnibus Plan provides that the aggregate maximum number of the outstanding common shares of the Company that may be issued upon the exercise or settlement of awards granted under the Omnibus Plan shall not exceed 10% of the issued and outstanding common shares from time to time. The aggregate number of common shares (a) issuable to insiders at any time (under all of the Company's security-based compensation arrangements) cannot exceed 10% of the issued and outstanding common shares and (b) issued to insiders within any one-year period (under all of the Company's security-based compensation arrangements) cannot exceed 10% of the issued and outstanding common shares. All directors, employees and consultants are eligible to participate in the Omnibus Plan. The extent to which any such individual is entitled to receive a grant of an award pursuant to the Omnibus Plan will be determined in the sole and absolute discretion of the Plan Administrator. Additional information can be found in the Company's Omnibus which is available on SEDAR+.

As of the date of this AIF, the Company has 4,675,000 Options outstanding under the Omnibus Plan and 8,508,369 Options remain available for grant.

An Option entitles a holder thereof to purchase a prescribed number of Common Shares at an exercise price set at the time of the grant. The Plan Administrator will have the authority to determine the vesting terms applicable to grants of Options. Once an Option becomes vested, it shall remain vested and shall be exercisable until expiration or termination of the Option, unless otherwise specified by the Plan Administrator, or as otherwise set forth in any written employment agreement, award agreement or other written agreement between the Company or a subsidiary of the Company and the participant.

The options are more fully described in the Company's Omnibus which is available on SEDAR+.

Restricted Share Units

As of the date of this AIF, the Company has 1,945,000 restricted share units outstanding under the Omnibus Plan. An RSU is a unit equivalent in value to a common share credited by means of a bookkeeping entry in the books of the which entitles the holder to receive one common share (or the value thereof) for each RSU after a specified vesting period. Upon settlement, holders will redeem each vested RSU for the following at the election of such holder but subject to the approval of the Plan Administrator: (a) one fully paid and non-assessable common share in respect of each vested RSU, (b) a cash payment or (c) a combination of common shares and cash. The RSUs are more fully described in the Company's Omnibus Plan which is available on SEDAR+.

MARKET FOR SECURITIES

Trading Price and Volume

The Common Shares are listed and posted for trading on (i) the Cboe Canada exchange under the symbol "BTQ"; (ii) the OTCQB Market under the symbol "BTQQF"; and (iii) the Frankfurt Stock Exchange under the symbol "NG3".

The following table sets forth the reported closing high and low prices and the aggregate volume of trading of Common Shares on Cboe Canada during the financial year ended December 31, 2024:

Share Price in C$

Date	High	Low	Average Daily Volume
January 2024	0.86	0.55	59,809
February 2024	0.61	0.46	72,653
March 2024	0.58	0.40	59,507

April 2024	0.45	0.34	21,090
May 2024	0.45	0.30	31,693
June 2024	0.65	0.35	88,016
July 2024	0.57	0.38	98,730
August 2024	0.45	0.29	20,913
September 2024	0.37	0.25	60,163
October 2024	0.42	0.27	51,831
November 2024	0.375	0.245	85,067
December 2024	0.26	5.58	1,848,947

Prior Sales

The following table sets for the details regarding all issuances of the Company's securities that are outstanding but not listed or quoted on a marketplace, including issuances of all securities convertible or exchangeable into shares of the Company, during the most recently completed financial year:

Date of Issuance	Security	Number of Securities Issued	Exercise Price Per Security ($)
March 1, 2024	Stock Options	200,000	0.485
March 5, 2024	Stock Options	100,000	0.50
March 6, 2024	Stock Options	100,000	0.485
June 13, 2024	Stock Options	400,000	0.44
September 9, 2024	Convertible Loan	2,500,000	0.40
October 1, 2024	Stock Options	125,000	0.35
October 22, 2024	Stock Options	50,000	0.42
November 8, 2024	Convertible Loan	1,250,000	0.40
December 2, 2024	Stock Options	300,000	0.27
December 9, 2024	Restricted Share Units	800,000	N/A
December 10, 2024	Stock Options	50,000	1.51
December 19, 2024	Agent's Warrants	167,785	4.09

ESCROWED SECURITIES AND SECURITIES SUBJECT TO CONTRACTUAL
RESTRICTIONS ON TRANSFER

The Common Shares that are subject to escrow or contractual restrictions and the percentage of our outstanding Common Shares represented by such Common Shares, are set out below.

Designation of Class	Number of Securities in Escrow or Subject to Contractual Restrictions	Percentage of Class
Common Shares	20,362,500(1)	15.45%

(1) These Common Shares may not be sold, transferred, hypothecated or otherwise traded until February 21, 2026.

DIRECTORS AND OFFICERS

Name, Occupation and Security Holdings

The following table sets out, as of the date of this AIF, the names of the directors and officers of the Company, the province or state, and country of residence of each such director and officer, their respective positions and offices held with the Company and their principal occupations during the last five years. The term of office of each of the directors expires at the next annual general meeting of shareholders or until their successor is elected or appointed.

Name, Province and Country of Residence and Position Held	Date Elected or Appointed	Principal Occupations During Last Five Years
Olivier Roussy Newton Zug, Switzerland Chief Executive Officer and Director	February 17, 2023	Entrepreneur; President of EV Technology Group; Founder of Latent Capital; Co-Founder of DEFI Technologies; former director of Hive Blockchain Technologies Ltd.
Lonny Wong Vancouver, British Columbia Chief Financial Officer	May 18, 2023	Partner at Saturna Group Chartered Professional Accountants LLP, a public accounting firm located in Vancouver, BC
Nicolas Roussy Newton Hong Kong Island, Hong Kong Chief Operating Officer and Director	February 17, 2023	Entrepreneur; Investor
Michael Resendes Toronto, Ontario Director	February 17, 2023	Regional Controller at the Dilwari Group of Companies; director of Sonora Gold & Silver Corp.

Name, Province and Country of Residence and Position Held	Date Elected or Appointed	Principal Occupations During Last Five Years
Johan Wattenstrom Zug, Switzerland Director	February 17, 2023	Chief Executive Officer of Nortide Capital AG
Kevin Mulhern Toronto, Ontario Director	February 17, 2023	Vice President of Business Operations of Broadridge; formerly CEO and Founder of AdvisorStream Ltd.

As of the date of this AIF, all directors and executive officers of BTQ, as a group, beneficially own, directly or indirectly, or exercise control or direction over, 43,063,675 Common Shares, representing 32.54% of all outstanding Common Shares.

Biographies

Olivier Roussy Newton - Chief Executive Officer; Director. Mr. Roussy Newton founded and led HIVE Blockchain Technologies, the first crypto mining company to list publicly in 2017. He is a partner at Latent Capital, an investment fund focused on quantum computing, financial technology and bioinformatics. He is also a co-founder and President of EV Technology Group Ltd. (EVT). Mr. Roussy Newton co-founded DeFi Technologies Inc, which bridges the gap between centralized and decentralized finance. Defi Technologies is listed in Canada under the ticker NEO: DEFI. He is also a founder and director of Valour Inc.

Lonny Wong - Chief Financial Officer. Mr. Wong is a partner of Saturna Group Chartered Professional Accountants LLP. Saturna Group is a boutique firm located in Vancouver, BC, which specializes in providing auditing, assurance, financial reporting, and consulting services to public companies and companies looking to go public. He has over 30 years of public practice experience. Prior to co-founding Saturna Group in 2008, he worked at an independent mid-sized firm in Vancouver, BC. He holds a Bachelor of Arts from the University of British Columbia and is a Chartered Professional Accountant.

Nicolas Roussy Newton - Chief Operating Officer and Director. Mr. Roussy Newton is a serial entrepreneur, and is a director of Novus Paradigm, which incubates new companies working on quantum- related technologies.

Michael Resendes - Director. Mr. Resendes holds a designation as a Chartered Professional Accountant with CPABC and a bachelor of accounting from the British Columbia Institute of Technology. Mr. Resendes has over 20 years of experience in accounting, primarily in the automotive finance industry as a controller and assistant manager. Since September, 2017, Mr. Resendes has been the Regional Controller at the Dilwari Group of Companies.

Johan Wattenstrom - Director. Mr. Wattenstrom has over 25 years of experience in the financial service industry. He has founded and exited two companies within the digital asset space and also founded and built several businesses within the proprietary trading, market making, financial products and brokerage spaces. He is the current CEO and co-founder of Nortide Capital AG, an investment and proprietary trading firm that is active across all asset classes, and is the COO and co-founder of Valour Inc., a technology company focused on expanding investor access to decentralised technologies. Within the traditional equity space, he has built three proprietary trading businesses, which included trading systems and development of risk systems, as well as establishing prime brokerage setup and best practice accounting and legislative frameworks. Mr. Wattenstrom has a bachelor's degree of business administration and economics with an emphasis on corporate financing and derivatives from Stockholm University.

Kevin Mulhern. Mr. Mulhern is an entrepreneur who brings a deep background in the financial service industry. He has worked for both large and boutique wealth management firms, and in new media, big data, and web-based services. After witnessing a growing need for marketing automation, Mr. Mulhern brought together a team of like-minded technology and experienced industry experts in 2013 to launch the award- winning AdvisorStream digital marketing platform, which automates millions of personalised communications each week for Advisors across the US, Canada, and the UK. Mr. Mulhern has a Bachelor's degree from the University of Western Ontario.

Cease Trade Orders, Bankruptcies, Penalties or Sanctions

Cease Trade Orders

Other than the Company's management cease trade order in 2024 or as otherwise disclosed herein, to the best of the Company's knowledge, no director, executive officer or Promoter of the Company is, or during the ten years preceding the date of this AIF has been, a director, chief executive officer or chief financial officer of any company that:

(a) was the subject of a cease trade or similar order that denied the relevant company access to any exemptions under applicable securities legislation that was in effect for a period of more than 30 consecutive days; or

(b) became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold the assets of that person.

Penalties or Sanctions

None of the directors, officers, Insiders or Promoters of the Company or a shareholder holding a sufficient number of securities of the Company to affect materially the control of the Company has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by any securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or has been subject to any other penalties or sanctions imposed by a court or regulatory body or self-regulatory authority that would be likely to be considered important to a reasonable investor making an investment decision.

Personal Bankruptcies

None of the directors, officers, Insiders or Promoters of the Company or a shareholder holding a sufficient number of securities of the Company to affect materially the control of the Company is, or within the 10 years before the date of this AIF, has been declared bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or has been subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold their assets.

Conflicts of Interest

There may from time to time be potential conflicts of interest to which some of the directors, officers, Insiders and Promoters of the Company will be subject in connection with the operations of the Company. Some of the individuals who are directors or officers of the Company are also directors and/or officers of other reporting and non-reporting issuers. Conflicts, if any, will be subject to the procedures and remedies provided under applicable laws. In particular, in the event that such a conflict of interest arises at a meeting of the Company's directors, a director who has such a conflict will abstain from voting for or against the approval of such participation or such terms, unless otherwise permitted by applicable laws. In accordance with applicable laws, the directors of the Company are required to act honestly, in good faith and in the best interests of the Company.

To the best of the Company's knowledge, there are no known existing or potential conflicts of interest among the Company, its Promoters, directors and officers or other members of management of the Company or of any proposed Promoter, director, officer or other member of management as a result of their outside business interests except that certain of the directors and officers serve as directors and officers of other companies, and therefore it is possible that a conflict may arise between their duties to the Company and their duties as a director or officer of such other companies.

AUDIT COMMITTEE DISCLOSURE

Audit Committee

The Audit Committee consists of individuals who are "independent" and "financially literate" within the meaning of National Instrument 52-110 - Audit Committees. The Company's Audit Committee is comprised of Michael Resendes, Kevin Mulhern, and Johan Wattenstrom. Each member of the Audit Committee has an understanding of the accounting principles used to prepare financial statements and varied experience as to the general application of such accounting principles, as well as an understanding of the internal controls and procedures necessary for financial reporting. For additional details regarding the relevant education and experience of each member of the Audit Committee, see the relevant biographical experiences for each member under the heading "Directors and Officers - Name, Occupation and Security Holdings" in this AIF.

The Board has adopted a written charter for the Audit Committee which sets out the Audit Committee's role of providing oversight of the Company's financial management and of the design and implementation of an effective system of internal financial controls as well as to review and report to the Board on the integrity of the financial statements of the Company, its subsidiaries and associated companies. This includes helping directors meet their responsibilities, facilitating better communication between directors and the external auditor, enhancing the independence of the external auditor, increasing the credibility and objectivity of financial reports and strengthening the role of the directors by facilitating in-depth discussions among directors, management and the external auditor.

The mandate of the Audit Committee is set out in the written charter of the Audit Committee. A copy of the Audit Committee charter is included as Appendix "A" hereto.

Audit Committee Oversight

At no time since the commencement of the Company's most recently completed financial year was a recommendation of the Audit Committee to nominate or compensate an external auditor not adopted by the Board.

Pre-Approval Policies and Procedures

The Audit Committee has adopted specific policies and procedures for the engagement of non-audit services as set out in the Audit Committee charter of the Company. The full text of the Company's Audit Committee charter is disclosed in Appendix "A" to this AIF.

External Auditor Service Fees

Audit Fees

MNP LLP is expected to bill the Company $139,100 for the year ended December 31, 2024 for audit fees. BDO Canada LLP billed the Company $386,950 for the year ended December 31, 2023 for audit fees.

Audit-Related Fees

MNP LLP billed the Company $37,450 for the year ended December 31, 2024 for assurance and related services related to the performance of the audit or review of the Company's financial statements, which are not included in audit fees.

BDO Canada LLP billed the Company $nil for the year ended December 31, 2023 for assurance and related services related to the performance of the audit or review of the Company's financial statements, which are not included in audit fees.

Tax Fees

No tax fees were charged by the external auditors for the years ended December 31, 2024 and 2023.

All Other Fees

No other fees were charged by the external auditors for the years ended December 31, 2024 and 2023.

PROMOTERS

No person is or has been within the two financial years immediately preceding the date hereof, or during the current financial year, a Promoter of the Company.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

Other than as disclosed elsewhere in this AIF, no director, executive officer or principal shareholder of the Company, or any associate or affiliate of the foregoing, has had any material interest, direct or indirect, in any transaction within the three most recently completed financial years or during the current financial year prior to the date of this AIF that has materially affected or will materially affect the Company.

Nicolas Roussy Newton, director and executive officer of the Company, is the majority shareholder of ZKP Corp., a party to the Software License Agreement. For more information on the Software License Agreement, see "General Development of the Business - Three Year History of the Company - From Transaction date to current date".

LEGAL PROCEEDINGS AND REGULATORY ACTIONS

There are no actual or pending legal proceedings material to the Company that the Company is or was a party to, or that any of its property is or was the subject of, since the beginning of the Company's most recently completed financial year. In addition, the Company is not currently aware of any such legal proceedings being contemplated.

AUDITORS, TRANSFER AGENT AND REGISTRAR

The auditor of the Company is MNP LLP.

The Company's register and transfer agent is Computershare Investor Services Inc. at its office located at 3rd Floor, 510 Burrard Street, Vancouver, British Columbia, V6C 3B9.

MATERIAL CONTRACTS

Except as described herein, the Company has not entered into any material contracts in the past fiscal year, other than contracts entered into in the ordinary course of business, and the agency agreement dated December 19, 2024 entered into with A.G.P. Canada Investments ULC with respect to the LIFE offering.

INTEREST OF EXPERTS

The Company's external auditor for the year ended December 31, 2024 was MNP LLP. MNP LLP has advised the Company that it is independent of the Company in accordance with the Code of Professional Conduct of the Chartered Professional Accountants of Ontario.

ADDITIONAL INFORMATION

Additional information relating to the Company may be found under the Company's profile on SEDAR+ at www.sedarplus.ca l

Additional information, including directors' and officers' remuneration and indebtedness, principal holders of securities of the Company and securities authorized for issuance under equity compensation plans, may be found in the Company's Management Information Circular,, which is also available on the Company's profile on SEDAR+ at www.sedarplus.ca.

Additional financial information is provided in the Company's audited annual consolidated financial statements and the management's discussion and analysis for its most recently completed financial year.

APPENDIX "A"

BTQ TECHNOLOGIES CORP. (the "Company")

AUDIT COMMITTEE CHARTER

I. ROLE AND OBJECTIVES

The Audit Committee is a committee of the Board of Directors (the "Board") of BTQ Technologies Corp (the "Corporation") to which the Board has delegated certain oversight responsibilities relating to the Corporation's financial statements, external auditors, risk management, compliance with legal and regulatory requirements and management information technology. In this Charter, the Corporation and all entities controlled by the Corporation are collectively referred to as "BTQ".

The objectives of the Audit Committee are to maintain oversight of:

(a) the Corporation's accounting and financial reporting processes;

(b) the audits of the Corporation's financial statements;

(c) the integrity of the Corporation's financial statements, the reporting process and itsinternal control over financial reporting;

(d) the reports, qualifications, independence and performance of the Corporation's externalauditor;

(e) the Corporation's risk identification, assessment and management program;

(f) the Corporation's compliance with applicable legal and regulatory requirements;

(g) the Corporation's management of information technology related to financial reporting and financial controls; and

(h) the maintenance of open channels of communication among management of the Corporation, the external auditors and the Board.

II. MEMBERSHIP AND POLICIES

The Board, based on recommendation from the Nomination and Governance Committee, will appoint or reappoint members of the Audit Committee. Each member shall serve until his or her successor is appointed unless the member resigns, is removed or ceases to be a director. The Board of Directors may fill a vacancy that occurs in the Committee at any time.

The Audit Committee must be composed of not less than three (3) members of the Board, each of whom must be independent pursuant to the rules and regulations of all applicable stock exchanges and United States and Canadian securities laws and regulations.

No member of the Audit Committee may have participated in the preparation of the financial statements of the Corporation or any of its then-current subsidiaries at any time during the immediately prior three years.

Each member of the Audit Committee must be financially literate, as determined by the Board, and be able to read and understand fundamental financial statements, including the Corporation's balance sheet, income statement, and cash flow statement. Additionally, at least one member of the Audit Committee must have accounting or related financial management expertise, as determined by the Board. A person who is an "audit committee financial expert" as defined in Item 407(d)(5)(ii) of Regulation S-K may be presumed to have accounting or related financial management expertise.

The Board, in consultation with the Nomination and Governance Committee, will appoint or reappoint the Chair of the Audit Committee from amongst its members.

The Audit Committee may at any time retain outside financial, legal or other advisors as it determines necessary to carry out its duties, at the expense of the Corporation. The Corporationshall provide for appropriate funding, as determined by the Audit Committee in its capacity as a committee of the Board, for payment of: (i) compensation to the external auditor for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for the Corporation, (ii) compensation to any advisors employed by the Audit Committee, and (iii) ordinary administrative expenses of the Audit Committee that are necessary or appropriatein carrying out its duties.

In discharging its duties under this Charter, the Audit Committee may investigate any matter brought to its attention and will have access to all books, records, facilities and personnel, may conduct meetings or interview any officer or employee, the Corporation's legal counsel, externalauditors and consultants, and may invite any such persons to attend any part of any meeting of the Audit Committee.

The Audit Committee has neither the duty nor the responsibility to conduct audit, accounting or legal reviews, or to ensure that the Corporation's financial statements are complete, accurate and in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board ("IASB"); rather, management is responsible for the financial reporting process, internal review process, and the preparation of the Corporation's financial statements in accordance with IFRS, and the Corporation's external auditor is responsible for auditing those financial statements.

III. FUNCTIONS

A. Financial Statements, the Reporting Process and Internal Controls over Financial Reporting

The Audit Committee will meet, as applicable, with management and the external auditor to review and discussannual and quarterly financial statements, management's discussion and analyses ("MD&A"), any earnings press releases, other financial disclosures and earnings guidance provided to analysts and rating agencies, and determine whether to recommend the approval of such documents to the Board.

(a) In connection with these procedures, the Audit Committee will, as applicable and without limitation establish:

i. a procedure for complaints relating to the receipt, retention, and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters; and

ii. the confidential, anonymous submission by the Corporation's employees of concerns regarding questionable or auditing matters.

(b) In connection with these procedures, the Audit Committee will, as applicable and without limitation review and discuss with management and the external auditor:

i. the information to be included in the Corporation's financial statements and other financial disclosures which require approval by the Board including the Corporation's annual and quarterly financial statements, notes thereto, MD&A and any earnings press releases or earnings guidance provided to analysis and rating agencies, paying particular attention to any use of "pro forma", "adjusted" and "non-GAAP" information, and ensuring that adequate procedures are in place for the review of the Corporation's public disclosure of financial information extracted or derived from the financial statements;

ii. any significant financial reporting issues, including major issues regarding accounting principles and financial statement presentations, identified during the reporting period;

iii. any change in accounting policies, or selection or application of accounting principles, and their impact on the Corporation's financial results and disclosure;

iv. all significant estimates and judgments, significant risks and uncertainties madein connection with the preparation of the Corporation's financial statements that may have a material impact to the financial statements;

v. any significant deficiencies or material weaknesses identified by management or the external auditor, compensating or mitigating controls and the final assessment and impact of such deficiencies or material weaknesses on disclosure;

vi. any major issues as to the adequacy of the internal controls and any special audit steps adopted in light of material internal control deficiencies;

vii. significant adjustments identified by management or the external auditor and the assessment of associated internal control deficiencies, as applicable;

viii. any unresolved issues between management and the external auditor that could materially impact the financial statements and other financial disclosures;

ix. any material correspondence with regulators, government agencies, anyemployee or whistleblower complaints and other reports of non-compliance which raise issues regarding the Corporation's financial statements or accountingpolicies and significant changes in regulations which may have a material impact on the Corporation's financial statements;

x. the effect of regulatory and accounting initiatives, as well as any off-balance sheet structures;

xi. significant matters of concern respecting audits and financial reporting processes, including any illegal acts, that have been identified in the course of the preparation or audit of the Corporation's financial statements; and

xii. any analyses prepared by management and/or the external auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of financial statements including analyses of the effects of IFRS on the financial statements.

(c) In connection with the annual audit of the Corporation's financial statements, the Audit Committee will review with the external auditor:

i. prior to commencement of the annual audit, plans, scope, staffing, engagement terms and proposed fees;

ii. reports or opinions to be rendered in connection with the audit including the external auditor's review or audit findings report including alternative treatment ofsignificant financial information within IFRS that have been discussed with management and the associated impact on disclosure; and

iii. the adequacy of internal controls, any audit problems or difficulties, including:

a) any restrictions on the scope of the external auditor's activities or on access to requested information;

b) any significant disagreements with management, and management's response (including discussion among management, the external auditor and, as necessary, internal and external legal counsel);

c) any litigation, claim or contingency, including tax assessments and claims, that could have a material impact on the financial position of the Corporation; and

d) the impact on current or potential future disclosures.

In connection with its review of the annual audited financial statements and quarterly financial statements, the Audit Committee will also review any significant concerns raised during the Chief Executive Officer ("CEO") and Chief Financial Officer ("CFO") certifications with respect to the financial statements and BTQ's disclosure controls and internal controls. In particular, the Audit Committee will review with the CEO, CFO and external auditor: (i) all significant deficiencies, material weaknesses or significant changes in the design or operation of BTQ'sinternal control over financial reporting that could adversely affect the Corporation's ability to record, process, summarize and report financial information required to be disclosed by the Corporation in the reports that it files or submits under applicable securities laws, within the required time periods; and (ii) any fraud, whether or not material, that involves management of BTQ or other employees who have a significant role in BTQ's internal control over financial reporting. In addition, the Audit Committee will review with the CEO and CFO, BTQ's disclosure controls and procedures and periodically will review management's conclusions about the efficacy of disclosure controls and procedures, including any significant deficiencies, material weaknesses or material non-compliance with disclosure controls and procedures.

B. The External Auditor

The Audit Committee, in its capacity as a committee of the Board, is directly responsible for overseeing the relationship, reports, qualifications, independence and performance of the external auditor and audit services by other registered public accounting firms engaged by the Corporation. The Audit Committee has responsibility to take, or recommend that the Board take, appropriate action to oversee the independence of the external auditor. The AuditCommittee shall have the authority and responsibility to recommend the appointment and the revocation of the appointment of the external auditors engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services, and to fix their remuneration.

The external auditor will report directly to the Audit Committee. The Audit Committee's appointment of the external auditor is subject to annual approval by the shareholders.

With respect to the external auditor, the Audit Committee is responsible for:

(a) the appointment, termination, compensation, retention and oversight of the work of the external auditor engaged by the Corporation for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation, including the review and approval of the terms of the external auditor's engagement letter and the proposed fees;

(b) resolution of disagreements or disputes between management and the external auditor regarding financial reporting for audit, review or attestation services;

(c) pre-approval of all audit services and legally permissible non-audit services to be provided by the external auditors considering the potential impact of such services on the independence of external auditors and, subject to any de minimis exemption available under applicable laws. Such approval of non-audit services can be given either specifically or pursuant to pre-approval policies and procedures adopted by the committee including the delegation of this ability to oneor more members of the Audit Committee to the extent permitted by applicable law, provided that any pre-approvals granted pursuant to any such delegation may not delegate Audit Committee responsibilities to management of the Corporation, and must be reported to the full Audit Committee at the first scheduled meeting of the Audit Committee following such pre- approval;

(d) obtaining and reviewing, at least annually, a written report by the external auditor describing the external auditor's internal quality-control procedures, any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues and all relationships between the external auditors and the Corporation;

(e) obtaining a formal written statement delineating all relationships between the auditor andthe Corporation, consistent with The Public Company Accounting Oversight Board Rule 3526, and discussing any disclosed relationships or services with the auditor and how they may impact the objectivity and independence of the auditor;

(f) review of the external auditor which assesses three key factors of audit quality for the Audit Committee to consider and assess including: independence, objectivity and professional skepticism; quality of the engagement team; and quality of communications and interactions with the external auditor. A written comprehensive review of the externalauditor to be considered if required each year and completed at least every five (5) yearswhich will include an:

i. assessment of quality of services and sufficiency of resources provided by theexternal auditor;

ii. assessment of auditor independence, objectivity and professional skepticism, including the review and evaluation of the lead partner of the external auditor;

iii. assessment of value of services provided by the external auditor;

iv. assessment of written input from external auditor summarizing:

a) background of firm, size, resources, geographical coverage, relevantindustry experience, including reputational challenges, systemic audit quality issues identified by Canadian Public Accountability Board ("CPAB") and Public Company Accounting Oversight Board ("PCAOB") in public reports;

b) industry experience of the audit team and plans for training and development of the team;

c) how the external auditor demonstrated objectivity and professional skepticism during the audit;

d) how the firm and team met all criteria for independence including identification of all relationships that the external auditor has with the Corporation and its affiliates and steps taken to address possible institutional threats;

e) involvement of engagement quality reviewer ("EQR") partner and significant concerns raised by the EQR partner;

f) matters raised to national office or specialists during the review;

g) significant disagreements between management and the external auditors and steps taken to resolve such disagreements;

h) satisfaction with communication and cooperation with management and the Audit Committee; and

i) findings and firm responses to reviews of the Corporation by CPAB and PCAOB;

v. communication of the results of the comprehensive review of the external auditor to the Board and recommending that the Board take appropriate action, in response to the review, as required. It is understood that the Audit Committee may recommend tendering the external auditor engagement at their discretion. Inaddition to rotation of the EQR partner as required by law, the Audit Committee,together with the Board, will also consider whether it is necessary to periodically rotate the external audit firm itself. It will be at the discretion of the Audit Committee if the incumbent external auditor is invited to participate in the tendering process; and

vi. setting clear hiring policies for the Corporation regarding partners and employeesand former partners and employees of the present and former external auditor of the Corporation. Before any such partner or employee is offered employment by the Corporation, prior approval from the Chair of the Audit Committee must be received and a one year grace period must pass from the date any work was last completed on an audit engagement before an external auditor employee can be considered for contract or employment by the Corporation.

C. Risk Management

The Audit Committee, in its capacity as a committee of the Board, is directly responsible for overseeing the risk identification, assessment and management program of the Corporation by discussing guidelines and policies to govern the process by which risk is identified, assessed and managed. Periodically, in conjunction with senior management, internal counsel and, as necessary, external counsel the Corporation's external auditors and other advisers, as it deems necessary, the Audit Committee willreview the following:

(a) the Corporation's method of reviewing significant risks inherent in BTQ's business, assets, facilities, and strategic directions, including the Corporation's risk management and evaluation process;

(b) discuss guidelines and policies with respect to risk assessment and risk management, including the Corporation's major financial risk exposures and the steps management has taken to monitor and control such exposures. The Audit Committee is not required to be the sole body responsible for risk assessment and management, but, as stated above, the committee must discuss guidelines and policies to govern the process by which risk assessment and management is undertaken.

(c) the major financial risk exposures and steps management has taken to monitor and manage such exposures;

(d) the Corporation's annual insurance report including its risk retention philosophy and resulting uninsured exposure, if any, including corporate liability protection programs for directors and officers;

(e) the Corporation's loss prevention policies, risk management programs, disaster response and recovery programs in the context of operational considerations; and

(f) other risk management matters from time to time as the Audit Committee may consider appropriate or the Board may specifically direct.

D. Additional Duties and Responsibilities

The Audit Committee will also:

(a) meet separately, and periodically, with management, the external auditor and, as is appropriate, internal and external legal counsel and independent advisors in respect of issues not elsewhere listed concerning any other audit, finance or risk matter;

(b) review the appointment of the CFO and any other key financial executives who are involved in the financial reporting process;

(c) review the Corporation's information technology practices as they relate to financial reporting;

(d) periodically review Directors' and Officers' Liability Insurance Coverage;

(e) from time to time, discuss staffing levels and competencies of the finance team with the external auditor;

(f) review incidents, alleged or otherwise, as reported by whistleblowers, management, the external auditor, internal or external counsel or otherwise, of fraud, illegal acts or conflicts of interest and establish procedures for receipt, treatment and retention of records of incident investigations;

(g) facilitate information sharing with other committees of the Board as required to address matters of mutual interest or concern in respect of the Corporation's financial reporting;

(h) assist Board oversight in respect of issues not elsewhere listed concerning the integrity of the Corporation's financial statements, the Corporation's compliance with legal and regulatory requirements, the independent auditor's qualifications and independence, and the performance of the external auditors;

(i) have the authority and responsibility to recommend the appointment and the revocation of the appointment of registered public accounting firms (in addition to the external auditors) engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services, and to fix their remuneration.

In addition, the Audit Committee will perform such other functions as are assigned by law and on the instructions of the Board.

IV. MEETINGS

Notice of each meeting of the Audit Committee will be given to each member and, if applicable, to the external auditors. The notice will:

(a) be in writing (which may be communicated by fax or email);

(b) be accompanied by an agenda that states the nature of the business to be transacted at the meeting in reasonable detail;

(c) include copies of documentation to be considered at the meeting and reasonably sufficient time to review documentation; and

(d) be given at least 48 hours preceding the time stipulated for the meeting, unless notice is waived by the Audit Committee members.

A quorum for a meeting of the Audit Committee is a majority of the members present in person, by video conference, webcast or telephone.

If the Chair is not present at a meeting of the Audit Committee, a Chair will be selected from among the members present. The Chair will not have a second or deciding vote in the event of an equality of votes.

At each meeting, the Audit Committee will meet "in-camera", without management or external auditors present, and will periodically, and at least annually, meet in separate sessions with the lead partner of the external auditor at least annually.

The Audit Committee may invite others to attend any part of any meeting of the Audit Committee as it deems appropriate. This includes other directors, members of management, any employee, the Corporation's internal or external legal counsel, external auditors, advisors and consultants.

Minutes will be kept of all meetings of the Audit Committee. The minutes will include copies of all resolutions passed at each meeting, will be maintained with the Corporation's records, and will be available for review by members of the Audit Committee, the Board, and the external auditor.

V. OTHER MATTERS

A. Review of Charter

The Audit Committee shall review and reassess the adequacy of this Charter annually, and propose recommended changes to the Nomination and Governance Committee.

B. Reporting

The Audit Committee shall report to the Board activities and recommendations of each Audit Committee meeting and review with the Board any issues that arise with respect to the quality or integrity of the Corporation's financial statements, the Corporation's compliance with legal or regulatory requirements, the performance and independence of the Corporation's external auditors, management information technology with respect to financial reporting matters, risk management and communication between the parties identified above.

C. Evaluation

The Audit Committee's performance shall be evaluated periodically by the Nomination and Governance Committee and the Board as part of the Board assessment process established by the Nomination and Governance Committee and the Board.

This Charter was last approved by the Board of Directors on January 24, 2025.